Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces 3rd Quarter 2011 Earnings

East Syracuse, New York, October 27, 2011 – Beacon Federal Bancorp, Inc. (the “Company”) (NASDAQ: BFED), the holding company for Beacon Federal (the “Bank”), announced today net income for the quarter ended September 30, 2011 increased 48.2% to $1.7 million, or $0.28 per diluted share, from $1.2 million, or $0.19 per diluted share for the quarter ended September 30, 2010.

For the nine months ended September 30, 2011, net income increased 26.3% to $5.0 million, or $0.80 per diluted share, from $3.9 million, or $0.64 per diluted share, for the same period in the prior year.

Ross J. Prossner, President and CEO of the Company said, “We are pleased to report solid earnings for the quarter and have continued to see positive trends in the growth of our non-maturity deposits.  The Bank has decreased its dependence on higher-priced deposits, replacing them instead with more stable core deposits from the community.  Core deposits are a prime factor of a bank’s success.”

Prossner added, “We are proud to report that the relocation of our Court Street Road branch was completed at the end of September.  The new branch at 6788 Northern Boulevard, located approximately one mile from the old Court Street Road branch, is now open.  When we started considering possible locations for the relocation, our leadership team kept our customer’s convenience at the top of our minds.  This new, easily accessible branch represents our commitment to better serving our customers in the region.”

The financial highlights for the quarter ended September 30, 2011 were as follows:

♦	Net interest margin increased to 3.07%, compared to 3.02% for the quarter ended September 30, 2010.

♦	Cost of funds decreased 35 basis points to 2.08%, compared to 2.43% for the same period a year ago.

♦	Total loans grew $3.3 million during the quarter and $11.6 million for the first nine months of 2011.

♦	Provision for loan losses decreased 17.2% to $1.6 million for the quarter compared to $1.9 million for the same period in the prior year.

♦	Book value per share grew by 7.7% to $18.14 at September 30, 2011, compared to $16.84 at September 30, 2010.

♦	88,710 shares of common stock were repurchased at an average cost of $13.55 per share under the Company’s previously announced fourth stock repurchase program.

♦	On September 22, 2011, a quarterly cash dividend was paid of $0.05 per common share.

Financial Results

Net interest income totaled $8.0 million for the quarter ended September 30, 2011, compared to $7.9 million for the third quarter of 2010.  Net interest margin increased 5 basis points in the third quarter compared to the same quarter in the prior year driven by a decrease in the cost of funds and an increase in the average balance of noninterest-bearing deposits, partially offset by a decrease in the average balance of interest-earning assets and a decrease in the yield on interest-earning assets.

The cost of funds decreased by 35 basis points compared to the prior year third quarter as a result of the average interest rate paid on deposits decreasing 40 basis points to 1.27% and average noninterest-bearing deposits increasing $3.0 million to $44.3 million (6.3% of average total deposits), as compared to $41.3 million (5.9% of average total deposits) for the quarter ended September 30, 2010.

The yield on interest-earning assets for the quarter declined by 29 basis points to 4.88%, while the average balance of interest-earning assets decreased by $10.3 million.  As high-yielding assets mature, they are being replaced with current market rate assets which are at persistently lower yields leading to pressure on the Company’s net interest margin, which is expected to continue in the near term.

Noninterest income increased primarily due to a $523,000 decrease in the other-than-temporary credit impairment charges for the quarter, a $244,000 increase in service charges, and a $127,000 increase in other noninterest income, partially offset by an $81,000 decrease in commission and fee income.

Other-than-temporary impairment credit charges for the quarter resulted from one trust preferred security and three private label collateralized mortgage obligations (“CMOs”).  The extent of impairment recognized was based on the current and projected performance of the issuing banks and their ability to repay their obligation as it relates to the trust preferred security, and the current and projected delinquencies along with reduced credit support in the underlying mortgages for the CMOs.  The other-than-temporary credit impairment for the quarter of $111,000 was less than 1% of the fair value of our securities portfolio at September 30, 2011.

Noninterest expense increased by $683,000, or 13.2%, to $5.8 million for the quarter ended September 30, 2011 from $5.2 million for the quarter ended September 30, 2010.  The increase in noninterest expense was due primarily to increases in salaries and benefits, occupancy and equipment and other noninterest expense, partially offset by lower FDIC premium expense.  During 2011, six employees were added to our lending operations to primarily support additional regulatory requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The provision for income taxes was $620,000 for the quarter ended September 30, 2011, compared to $662,000 for the quarter ended September 30, 2010.  The decrease was due primarily to a lower effective tax rate, partially offset by a $515,000 increase in pre-tax income.  The effective tax rate for the three months ended September 30, 2011 and 2010 was 26.6% and 36.4%, respectively.  The lower effective tax rate was primarily attributable to a one-time expiration of the statute of limitations on a previously unrecognized tax benefit item which was reversed during the quarter ended September 30, 2011.

Financial Position

Previously announced on August 17, 2011, Beacon Federal entered into a Purchase and Assumption Agreement (“Agreement”) with MidSouth Bank, N.A., a subsidiary of MidSouth Bancorp, Inc., (“MidSouth”) to sell assets and liabilities of Beacon Federal’s Tyler, Texas branch.  MidSouth will assume approximately $83 million of deposits associated with the branch for a premium of 4% and purchase approximately $28 million of loans, as well as premises and equipment.

Total assets increased $38.1 million, or 3.7%, from December 31, 2010 to $1.07 billion at September 30, 2011.  The increase was primarily the result of a $34.3 million increase in cash and cash equivalents.  Cash will be utilized to fund the sale of the Tyler, Texas branch, which is expected to close in the fourth quarter of 2011.

Net loans decreased by $14.9 million due to the reclassification of $27.8 million of loans as held for sale to MidSouth, partially offset by loan originations, net of loan repayments.

Originations of commercial loans and mortgages totaled $20.5 million in the third quarter, compared to $23.6 million in the second quarter of 2011 and $21.8 million in the year-ago quarter.

Originations of residential real estate loans totaled $25.2 million in the third quarter, compared to $16.4 million in the second quarter of 2011 and $24.2 million in the year-ago quarter.  The Bank retained additional residential loan originations primarily as a result of originations of  20-year bi-weekly mortgages which are not available for purchase by the government-sponsored entities with which the Company transacts in the secondary market.

Originations of consumer loans totaled $17.1 million in the third quarter, compared to $20.6 million in the second quarter of 2011 and $19.3 million in the year-ago quarter.

Deposits decreased by $34.5 million, in the third quarter to $642.9 million at September 30, 2011 due to the reclassification of $83.5 million of deposits as held for sale to MidSouth, partially offset by $49.0 million of new deposits.  The Company continues to pursue lower cost non-maturity deposits, increasing those funds $35.0 million since September 30, 2010.

Stockholders’ equity increased by $4.0 million to $113.7 million at September 30, 2011 from $109.7 million at December 31, 2010.  The increase was primarily the result of $5.0 million of net income for the nine months ended September 30, 2011.

The Bank’s Tier 1 leverage ratio was 9.80% and its total risk-based capital ratio was 13.94% at September 30, 2011, both of which exceeded the regulatory thresholds required to be classified as a well-capitalized bank, which are 5.0% and 10.0%, respectively.

Asset Quality and Provision for Loan Losses

Total nonperforming assets were $12.9 million, or 1.21% of total assets at September 30, 2011, compared to $16.0 million or 1.53% of total assets at June 30, 2011 and $16.2 million or 1.53% of total assets at September 30, 2010.

Net charge-offs for the third quarter of 2011 were $2.0 million, or an annualized 0.96% of average loans, compared to $672,000, or an annualized 0.33% of average loans, for the second quarter 2011 and $443,000, or an annualized 0.21% of average loans, for the third quarter of 2010.

The current quarter’s provision for loan losses was $1.6 million, an increase of $299,000 compared to the second quarter of 2011 and a decrease of $332,000 compared to the third quarter of 2010.  The provision for loan losses for the third quarter 2010 was higher than the current quarter due primarily to a higher level of nonperforming loans at September 30, 2010.  The allowance for loan losses on loans held in the portfolio was $15.9 million at September 30, 2011, compared to $16.5 million at June 30, 2011 and $19.6 million at September 30, 2010.  The ratio of the allowance for loan losses to total loans was 2.01% at September 30, 2011, compared with 2.03% at June 30, 2011 and 2.39% at September 30, 2010.  The ratio of the allowance for loan losses to nonperforming loans was 136.52% at September 30, 2011, compared with 103.98% at June 30, 2011 and 127.21% at September 30, 2010.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  The following factors, among others, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  The making of such forward-looking statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Senior Vice President and Chief Financial Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY  13057
(305) 433-0111 x 1582

	At	At
	September 30,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)
Selected Financial Condition Data:

Total assets	$1,070,583	$1,032,478
Cash and cash equivalents	46,696	12,439
Securities available for sale	157,194	162,405
Securities held to maturity	7,604	10,321
Loans, net and loans held for sale	806,810	795,245
Federal Home Loan Bank of New York stock	9,467	9,954
Deposits and deposits held for sale	726,394	677,384
FHLB advances	148,427	163,427
Securities sold under agreement to repurchase	70,000	70,000
Stockholders' equity	113,725	109,710

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Selected Operating Data:

Interest income	$12,666	$13,554	$37,874	$40,809
Interest expense	4,703	5,636	14,100	17,425
Net interest income	7,963	7,918	23,774	23,384
Provision for loan losses	1,598	1,930	3,876	5,210
Net interest income after
provision for loan losses	6,365	5,988	19,898	18,174
Noninterest income	1,808	987	4,825	3,388
Noninterest expense	5,840	5,157	17,244	15,297
Income before income taxes	2,333	1,818	7,479	6,265
Income tax expense	620	662	2,511	2,331
Net income	$1,713	$1,156	$4,968	$3,934
Basic earnings per share	$0.28	$0.19	$0.82	$0.64
Diluted earnings per share	$0.28	$0.19	$0.80	$0.64

Asset Quality Ratios:
Nonperforming loans to total loans	1.47%	1.88%	1.47%	1.88%
Nonperforming assets to total assets	1.21%	1.53%	1.21%	1.53%
Annualized net charge-offs to average loans
outstanding	0.96%	0.21%	0.49%	0.21%
Allowance for loan losses to non-
performing loans at end of period	136.52%	127.21%	136.52%	127.21%
Allowance for loan losses to total loans
at end of period	2.01%	2.39%	2.01%	2.39%

Analysis of Net Interest Margin (Unaudited):

	For the Three Months Ended September 30,
	2011			2010
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$821,911	$11,031	5.32%	$832,205	$11,577	5.52%
Securities	173,394	1,521	3.48	188,094	1,842	3.89
FHLB stock	10,074	111	4.37	11,106	130	4.64
Interest-earning deposits	24,923	3	0.05	9,220	5	0.22
Total interest-earning assets	1,030,302	12,666	4.88	1,040,625	13,554	5.17
Noninterest-earning assets	32,946			30,640
Total assets	$1,063,248			$1,071,265

Interest-bearing liabilities:
Savings	$117,425	$137	0.46	$92,639	$165	0.71
Money market accounts	169,335	362	0.85	153,584	409	1.06
Checking accounts	68,274	178	1.03	48,256	66	0.54
Time accounts	307,752	1,438	1.85	362,466	2,131	2.33
Total deposits	662,786	2,115	1.27	656,945	2,771	1.67
FHLB advances	157,914	1,709	4.29	183,938	1,986	4.28
Reverse repurchase agreements	70,000	683	3.87	70,000	683	3.87
Lease obligation	7,741	196	10.05	7,738	196	10.05
Total interest-bearing liabilities	898,441	4,703	2.08	918,621	5,636	2.43

Noninterest-bearing deposits	44,272			41,306
Other noninterest-bearing liabilities	6,567			4,175
Total liabilities	949,280			964,102
Stockholders' equity	113,968			107,163
Total liabilities and equity	$1,063,248			$1,071,265

Net interest income		$7,963			$7,918

Net interest rate spread (3)			2.80%			2.74%

Net interest-earning assets (4)	$131,861			$122,004

Net interest margin (5)			3.07%			3.02%

Average of interest-earning assets to
interest-bearing liabilities			114.68%			113.28%

(1)	Yields and rates for the three months ended September 30, 2011 and 2010 are annualized.
(2)	Includes loans held for sale and nonaccrual loans.
(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended September 30, 2011 and 2010.
(4)	Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(5)	Net interest margin represents annualized net interest income divided by average total interest-earning assets.

Analysis of Net Interest Margin (Unaudited):

	For the Nine Months Ended September 30,
	2011			2010
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$818,727	$32,830	5.36%	$832,614	$34,640	5.56%
Securities	174,220	4,663	3.58	184,113	5,737	4.17
FHLB stock	10,104	372	4.92	11,342	417	4.92
Interest-earning deposits	9,814	9	0.12	9,939	15	0.20
Total interest-earning assets	1,012,865	37,874	5.00	1,038,008	40,809	5.26
Noninterest-earning assets	32,643			30,648
Total assets	$1,045,508			$1,068,656

Interest-bearing liabilities:
Savings	$114,738	$422	0.49	$74,621	$285	0.51
Money market accounts	154,289	912	0.79	166,547	1,514	1.22
Checking accounts	63,640	447	0.94	48,214	216	0.60
Time accounts	314,704	4,583	1.95	367,792	6,811	2.48
Total deposits	647,371	6,364	1.31	657,174	8,826	1.80
FHLB advances	160,602	5,122	4.26	187,826	5,985	4.26
Reverse repurchase agreements	70,000	2,026	3.87	70,001	2,026	3.87
Lease obligation	7,740	588	10.16	7,737	588	10.16
Total interest-bearing liabilities	885,713	14,100	2.13	922,738	17,425	2.52

Noninterest-bearing deposits	42,640			37,695
Other noninterest-bearing liabilities	4,808			2,711
Total liabilities	933,161			963,144
Stockholders' equity	112,347			105,512
Total liabilities and equity	$1,045,508			$1,068,656

Net interest income		$23,774			$23,384

Net interest rate spread (3)			2.87%			2.74%

Net interest-earning assets (4)	$127,152			$115,270

Net interest margin (5)			3.14%			3.01%

Average of interest-earning assets to
interest-bearing liabilities			114.36%			112.49%

(1)	Yields and rates for the nine months ended September 30, 2011 and 2010 are annualized.
(2)	Includes loans held for sale and nonaccrual loans.
(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the nine months ended September 30, 2011 and 2010.
(4)	Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(5)	Net interest margin represents annualized net interest income divided by average total interest-earning assets.